EX-23
BUSINESS SECTOR DATA

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Exhibit 23. Business Sector Data

Business Sector Data for the years ended August 31:

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
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                                                                                                    Inter-segment
                                  Entertainment    Education        E-commerce     Un-allocated      Adjustments        Total
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                                                                2000
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
Total revenues                      14,320,649     5,247,764          586,756              --          (461,123)      19,694,046
Operating income (loss)                346,301      (645,208)        (914,315)       (822,515)           20,419       (2,015,318)
Net earnings (loss)                    346,301      (615,732)        (914,315)       (822,515)           20,419       (1,985,842)
Total assets                        13,567,288     3,561,596          251,711              --                --       17,380,595
Current liabilities                  2,635,514       774,108          151,341              --                --        3,560,963
Total liabilities                    6,234,691     1,611,144          151,341              --                --        7,997,176
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                                                                1999
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Total revenues                       8,115,127     5,192,378          596,951              --          (483,814)      13,420,642
Operating income (loss)                204,843      (594,824)        (229,599)             --          (246,693)        (866,273)
Net earnings (loss)                     54,843      (550,048)        (229,599)             --          (246,693)        (971,497)
Total assets                         9,312,806     4,107,658        1,381,557              --                --       14,802,021
Current liabilities                    879,365       657,058          335,698              --                --        1,872,121
Total liabilities                    2,152,516     1,521,040          335,698              --                --        4,009,254
=================================================================================================================================

                                                                1998
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Total revenues                       8,498,545     5,054,376        1,367,430              --          (148,379)      14,771,972
Operating income (loss)              1,266,418      (389,046)         418,385              --          (148,379)       1,147,378
Net earnings (loss)                    847,334      (367,169)         286,279              --          (148,379)         618,065
Total assets                         9,682,911     4,891,258        1,473,738              --                --       16,047,907
Current liabilities                  1,209,918     1,213,187          100,209              --                --        2,523,314
Total liabilities                    2,813,820     2,100,700          100,209              --                --        5,014,729
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